SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                Schedule 13G
                             (Amendment No. 1)

                 Under the Securities Exchange Act of 1934


                          CONCUR TECHNOLOGIES INC.
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                              (Name of Issuer)



                       Common Stock, $.001 par value
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                       (Title of Class of Securities)



                                  206708109
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                               (CUSIP number)

                                 October 15, 1999
          (Date of Event which requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

         [  ]     Rule 13d-1 (b)

         [  ]     Rule 13d-1 (c)

         [X]      Rule 13d -1 (d)
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The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.



                             Page 1 of 6 Pages

                             CUSIP NO. 20670810

1)  Name of Reporting Person                           American Express Company

    SS or I.R.S. Identification No. of Above Person    13-4922250

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2)  Check the Appropriate box if a Member of a Group   (a) [ ]  Sole
                                                       (b) [ ]  Joint Filing

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3)  SEC Use Only

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4)  Citizenship or Place of Organization               New York

Number of Shares Beneficially Owned by Each Reporting Person With
    5) Sole Voting Power                               2,270,161
                                                       ------------------------
    6) Shared Voting Power                             -0-
                                                       ------------------------
    7) Sole Dispositive Power                          2,270,161
                                                       ------------------------
    8) Shared Dispositive Power                        -0-
                                                       ------------------------

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9)  Aggregate Amount Beneficially Owned by
    Each Reporting Person                              2,270,161

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10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares                            [ ]

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11) Percent of Class Represented by Amount
    in Row 9                                           9.1%

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12) Type of Reporting Person                           HC


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                             Page 2 of 6 Pages

1(a) Name of Issuer:                                  Concur Technologies, Inc.

1(b) Address of Issuer's Principal Executive Offices: 6222 185th Avenue NE
                                                      Redmond, Washington 98052

2(a) Name of Persons Filing:                          American Express Company


2(b) Address of Principal Business Office:            American Express Company
                                                      World Financial Center
                                                      New York, New York 10285

2(c) Citizenship or Place of Organization:            See Item 4 of cover page.

2(d) Title of Class of Securities:                    Common Stock,
                                                      $.001 par value

2(e) CUSIP Number:                                    206708109

3    Information if statement is filed pursuant to
     Rule 13d-1(b)or 13d-2(b):                        Not applicable

4(a) Amount Beneficially Owned:                       See Item 9 of Cover Page

4(b) Percent of Class:                                See Item 11 of Cover Page

4(c) Number of shares as to which such person has:
   (i)   sole power to vote or to direct the vote     See Item 5 of Cover Page
   (ii)  shared power to vote or to direct the vote   See Item 6 of Cover Page
   (iii) sole power to dispose or to direct the
         disposition                                  See Item 7 of Cover Page
   (iv)  shared power to dispose or to direct the
         disposition                                  See Item 8 of Cover Page



                             Page 3 of 6 Pages

5  Ownership of Five Percent or Less of a Class        Not Applicable

6  Ownership of More than Five Percent on Behalf
   of Another Person                                   Not Applicable

7  Identification and Classification of the            See Exhibit 1
   Subsidiary which Acquired the Security Being
   Reported on By the Parent Holding Company

8  Identification and Classification of Members of
   the Group                                           Not Applicable

9  Notice of Dissolution of Group                      Not Applicable

10 Certification

   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 18, 1999              AMERICAN EXPRESS COMPANY


                                     By:
                                            ------------------------
                                     Name:  Stephen P. Norman
                                     Title: Secretary








                             Page 4 of 6 Pages

                               Exhibit Index
                               -------------

Exhibit 1 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.








                             Page 5 of 6 Pages